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                              MANAGEMENT AGREEMENT

       THIS MANAGEMENT AGREEMENT is entered into effective as of January 1, 2000 by and between NORTHSTAR COMPUTER FORMS, INC., a Minnesota corporation (the "Company"), and DON DEARBORN ("Dearborn").

                                 WITNESSETH:

       WHEREAS, Dearborn is a key member of the management of the Company and has heretofore devoted substantial skill and effort to the affairs of the Company, and the Board of Directors of the Company (the "Board") desires to recognize the significant personal contribution that Dearborn has made to further the best interests of the Company and its shareholders;

       WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Dearborn's continued services and attention to the affairs of the Company;

       WHEREAS, Dearborn and the Company are parties to an Employment Agreement dated as of _______________, 19___ (the "Existing Employment Agreement"), and the parties desire that this Management Agreement terminate the Employment Agreement and provide for the terms and conditions of Dearborn's continued employment;

       WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for Dearborn (i) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (ii) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company; and

       WHEREAS, the parties acknowledge that the terms and provisions of this Agreement, including the severance package, stock options and change in control payments contained herein, provide separate and valuable consideration for the Non-Compete Covenant contained herein.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Dearborn agree as follows:

     1. EMPLOYMENT. Dearborn agrees to continue to serve as a full-time employee of the Company in the capacity of Vice President. Dearborn agrees to faithfully and diligently perform the acts and duties of his office and devote his best efforts on a full-time basis. Dearborn shall also perform such other duties as are consistent with his position, as are reasonably assigned to him by the President and/or Board of Directors of the Company (the "Board").

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     2.   EMPLOYMENT PERIOD.  The term of Dearborn's employment under this
Agreement will begin immediately and end on December 31, 2004, unless extended by mutual agreement or sooner terminated by one of the parties pursuant to the provisions of Section 4 hereof (the "Employment Period").

     3. COMPENSATION AND RELATED MATTERS. The Company shall pay Dearborn compensation and benefits as follows:

     (a) BASE COMPENSATION. During the Employment Period, the Company shall pay to Dearborn an annual base salary of $112,000. Dearborn's salary may be further reviewed and adjusted periodically (upward, but not downward) as determined by the Compensation Committee of the Board (the "Compensation Committee") and adopted by the Board.

     (b) BONUS. Dearborn shall also be entitled to a bonus from time to time in the discretion of the Compensation Committee and/or the Board.

     (c) STOCK OPTIONS. Dearborn shall also be entitled to receive stock options (the "Options") pursuant to the Company's 1994 Employees' Incentive Stock Option Plan (the "Plan") or otherwise in the discretion of the Compensation Committee and/or the Board.

     (d) PARTICIPATION IN BENEFITS. During the Employment Period, Dearborn shall be entitled to participate in employee benefits offered generally by the Company to its employees, to the extent that Dearborn's position, tenure, salary, health, and other qualifications make him eligible to participate. Dearborn's participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Following the termination of his employment, Dearborn (or any of his dependents participating in such coverage) shall have the right to purchase health care coverage through the Company's health benefit plan as a retiree (or dependent of a retiree) at a rate equal to the average per employee cost incurred by the Company until Dearborn (or such dependent) reaches Medicare eligibility.

     (e) EXPENSES. During the Employment Period, Dearborn shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Dearborn in performing services hereunder; provided, however, that Dearborn complies with the Company's policies and procedures established from time to time to document such expenses.

     (f) VACATION AND OTHER BENEFITS. Dearborn shall be entitled to such paid vacation and other benefits as shall be in effect from time to time for senior executive officers of the Company.

     4. TERMINATION AND COMPENSATION DUE ON TERMINATION. Dearborn's employment hereunder may be terminated subject to the following provisions and obligations:

     (a) DEATH OR DISABILITY. Dearborn's employment hereunder shall terminate upon his death, or in the event that Dearborn becomes disabled by reason of a medical condition

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     (physical or non-physical) pursuant to which he cannot timely perform the material duties of his position with the Company (such determination to be based on Dearborn's qualifying for disability benefits under his long-term disability insurance policy with the Company), and no further payment of salary, any benefits or other payment in connection with Dearborn's employment shall be due from the Company to Dearborn or Dearborn's estate under this Agreement thereafter, except for salary and bonus (if any) accrued, and Options vested through the date of death or disability.

     (b) CAUSE. The Company may terminate Dearborn's employment hereunder for "Cause," which shall mean (i) fraud, dishonesty, gross negligence, or willful malfeasance by Dearborn in connection with the performance of his duties hereunder, (ii) conviction of Dearborn of a felony, (iii) insubordination or other substantial failure, refusal or negligence by Dearborn in fulfilling his duties and obligations hereunder, which breach or failure Dearborn fails to remedy within ten (10) days after written demand from the Board, or (iv) violation of the terms and conditions of this Agreement, including without limitation, the Non-Compete Covenant provided in Section 8 hereof. In the event that Dearborn's employment is terminated hereunder for Cause, the Company shall have no further obligations to Dearborn in connection with Dearborn's employment except for salary accrued through the date of termination.

     (c) VOLUNTARY TERMINATION. Until Dearborn reaches the age of 63, upon any voluntary termination of employment by Dearborn, the Company shall pay Dearborn a severance payment (the "Voluntary Termination Severance") equal to one-half of Dearborn's base salary for the last completed calendar year prior to the date of termination plus any bonus paid for such year and shall have no further obligations to Dearborn except as provided by law. After Dearborn reaches the age of 63, the Voluntary Termination Severance shall end.

     (d) WITHOUT CAUSE. The Company may terminate Dearborn's employment hereunder at any time without "Cause" (as defined above), for any reason or no reason. Upon any such termination of Dearborn, Dearborn shall be entitled to receive a severance payment (the "Involuntary Termination Severance") equal to one times Dearborn's base salary for the last completed calendar year prior to the date of termination plus any bonus paid for such year, and he shall immediately vest in all of the unvested Options. The amount of the Involuntary Termination Severance shall remain in effect until Dearborn reaches the age of 64; once Dearborn reaches the age of 64, the amount of the Involuntary Termination Severance shall be reduced to the amount of the Voluntary Termination Severance; and upon Dearborn reaching the age of 65, he shall no longer be entitled to any Involuntary Termination Severance.

     (e) CHANGE IN CONTROL. The Company or its successor may terminate Dearborn's employment hereunder or Dearborn may terminate his employment with the Company under circumstances which would constitute a "Constructive Involuntary Termination" (as defined in Section 5.1 below), in the event of a change in control of the Company, in which case, in addition to and not by way of limitation of the provisions contained in this

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     Section 4, but subject to the provisions of Section 5.2(f) below relating to Parachute Payments, the provisions of Section 5 shall control.

5. CHANGE IN CONTROL. For a period commencing on the date of this Agreement and ending on the later of (i) December 31, 2001, or (ii) if the Commencement Date (as defined in Section 5.3(c)) occurs on or prior to December 31, 2001 (or prior to the end of any extension of such date then in effect as provided for in clause (i) hereof, which period may be automatically extended for one year intervals from year to year thereafter by agreement of Dearborn and the Board), the second anniversary of the Commencement Date, (hereafter, the "Change in Control Term"), the provisions of this Section 5 shall control in the event an Event (as herein defined) shall occur during the Change in Control Term.

5.1 EVENTS. For purposes of this Agreement an "Event" shall be deemed to have occurred if any of the following occur:

     (a) Any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the "Exchange Act")) acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors ("Voting Securities") or 30% or more of the outstanding shares of common stock of the Company ("Common Stock"), provided, however, that the following shall not constitute an Event pursuant to this Section 5.1(a): (i) any acquisition of beneficial ownership by the Company or a subsidiary of the Company; (ii) any acquisition of beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries; (iii) any acquisition of beneficial ownership by any corporation (including without limitation an acquisition in a transaction of the nature described in Section 5.1(c)) with respect to which, immediately following such acquisition, more than 70%, respectively, of (x) the combined voting power of the Company's then outstanding Voting Securities and (y) the Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned the Voting Securities and Common Stock, respectively, of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Common Stock, as the case may be, immediately prior to such acquisition.

     (b) Continuing Directors shall not constitute a majority of the members of the Board. For purposes of this Section 5.1(b), "Continuing Directors" shall mean: (i) individuals who, on the date hereof, are directors of the Company, (ii) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board, or (iii) any individual elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a "Continuing Director" shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election

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     or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board.

     (c) Consummation of a reorganization, merger or consolidation of the Company (other than a merger or consolidation with a subsidiary of the Company) or a statutory exchange of outstanding Voting Securities or Common Stock, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively,
     (i) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and (ii) the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Common Stock, as the case may be.

     (d) (i) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, (x) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (y) the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Common Stock, as the case may be.

     (e) The Company enters into a letter of intent, an agreement in principle or a definitive agreement relating to an Event described in Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d) hereof that ultimately results in such an Event, or a tender or exchange offer or proxy contest is commenced which ultimately results in an Event described in Section 5.1(a) or 5.1(b) hereof.

     (f) There shall be an involuntary termination or Constructive Involuntary Termination (as defined in Section 5.2(d) hereof) of employment of Dearborn, and Dearborn reasonably demonstrates that such event (i) was requested by a party other than the Board that had previously taken other steps reasonably calculated to result in an Event described in Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d) hereof and which ultimately results in an Event described in Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d) hereof, or (ii) otherwise arose in connection with or in anticipation of an Event described in Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d) hereof that ultimately occurs.

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Each of the foregoing Events (or combination thereof) is referred to herein as a "Sale Transaction," and the aggregate amount received by either the Company or its shareholders in the Sale Transaction is referred to herein as the "Sale Transaction Price."

     Notwithstanding anything stated in this Section 5.1, an Event shall not be deemed to occur with respect to Dearborn if (x) the acquisition of beneficial ownership of the 30% or greater interest referred to in Section 5.1(a) is by Dearborn or by a group, acting in concert, organized by present management of the Company and including Dearborn or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in Section 5.1(c) or 5.1(d), is beneficially owned, directly or indirectly, by Dearborn or by a group, acting in concert, organized by present management of the Company and including Dearborn.

5.2 CHANGE IN CONTROL PAYMENTS AND BENEFITS. If any Event shall occur during the Change in Control Term, then Dearborn shall be entitled to receive from the Company or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of the Company) cash payments and other benefits on the following basis (unless Dearborn's employment by the Company is terminated voluntarily or involuntarily prior to the occurrence of the earliest Event to occur (the "First Event"), in which case Dearborn shall be entitled to no payment or benefits under this Section 5, but still may be entitled to payments and benefits under Section 4 hereof):

     (a) A cash payment payable in two installments (the "Transaction Completion Bonus") equal to Dearborn's proportionate share (as described below) of a fund to be established by the Company or its successor equal to 1% of the Sale Transaction Price (the "Fund"), payable one half at closing or completion of an Event described in Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d), and the remainder on the one year anniversary of such date (the "Transaction Anniversary Date"), provided Dearborn's employment with the Company or its successor is either (i) still in effect on the Transaction Anniversary Date or (ii) not in effect on the Transaction Anniversary Date as a result of a Constructive Involuntary Termination (as defined in Section 5.1 hereof) or a termination by the Company or its successor for a reason other than for Cause (as defined in Section 4(b) hereof).
     Dearborn's proportionate share of the Fund shall be calculated as follows: multiply the amount of the Fund by a fraction, the numerator of which is Dearborn's 1999 base salary and the denominator of which is the aggregate 1999 base salary paid by the Company to its four executive officers other than its Chief Executive Officer.

     (b) If at the time of, or at any time after, the occurrence of the First Event and prior to the end of the Transition Period (as defined in Section 5.3(c)), the employment of Dearborn with the Company is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by Dearborn other than a Constructive Involuntary Termination or is on account of the death or Disability of Dearborn or is a termination by the Company for Cause), Dearborn (or Dearborn's

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     legal representative, as the case may be), subject to the limitations set forth in Section 5.2(f), shall be entitled to receive from the Company or its successor, upon such termination of employment with the Company or its successor, a cash payment in an amount equal to a multiple of Dearborn's "Average Annual Compensation" (as defined in the last sentence of this paragraph) ending before the First Event (other than an Event described in
     Section 5(e) or 5(f) unless Dearborn is terminated prior to the occurrence of an Event described in Section 5(a), 5(b), 5(c) or 5(d)), as described in the next sentence. If Dearborn's employment with the Company or its successor is terminated at any time up to and including the Transaction Anniversary Date, Dearborn shall be entitled to receive 1.50 times the Average Annual Compensation; if terminated within two calendar months thereafter, 1.42 times the Average Annual Compensation; if terminated within two calendar months thereafter, 1.33 times the Average Annual Compensation; if terminated within two calendar months thereafter, 1.25 times the Average Annual Compensation; if terminated within two calendar months thereafter, 1.17 times the Average Annual Compensation; if terminated within two calendar months thereafter, 1.08 times the Average Annual Compensation; and, if terminated at any time after such date until the end of the Transition Period, 1.00 times the Average Annual Compensation. If Dearborn is terminated at any time after the conclusion of the Transition Period, Dearborn shall not be entitled to any compensation under this provision. For purposes of this Agreement, "Average Annual Compensation" shall mean Dearborn's average annual compensation from the Company included in his gross income for federal income tax purposes for the period consisting of the five most recently completed calendar years ending before the date of termination.

     (c) The payments provided for in this Section 5.2 shall be in addition to any other remuneration otherwise payable to Dearborn on account of employment by the Company or one or more of its subsidiaries or its successor (including any amounts received prior to such termination of employment for personal services rendered after the occurrence of the First Event) but shall be the aggregate amount payable to Dearborn under this Agreement shall be subject to the limitations set forth in Section 5.2(f) below relating to Parachute Payments.

     (d) In the event that at any time from the date of the First Event until the end of the Transition Period,

          (i) Dearborn shall not be given substantially equivalent or greater title, duties, responsibilities and authority or substantially equivalent or greater salary and other remuneration and fringe benefits (including paid vacation), in each case as compared with Dearborn's status immediately prior to the First Event other than for Cause or on account of Disability,

          (ii) the Company shall have failed to obtain assumption of this Agreement by any successor as contemplated by Section 10(b) hereof,

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          (iii) the Company shall require Dearborn to relocate to any place other than a location within twenty-five miles of the location at which Dearborn performed his duties immediately prior to the First Event, or

          (iv) the Company shall require that Dearborn travel on Company business to a substantially greater extent than required immediately prior to the First Event,

     a termination of employment with the Company by Dearborn thereafter shall constitute a "Constructive Involuntary Termination."

     (e) Dearborn shall not be required to mitigate the amount of any payment or other benefit provided for in this Agreement by seeking other employment or otherwise, nor (except as specifically provided in Section 5.2(f) below) shall the amount of any payment or other benefit provided for in this Agreement be reduced by any compensation earned by Dearborn as the result of employment by another employer after termination, or otherwise.

     (f) "PARACHUTE PAYMENTS". Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 5.2(f), if the lump sum cash payment due and the other benefits to which Dearborn shall become entitled under this Agreement, either alone or together with other payments in the nature of compensation to Dearborn which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (a "Change in Control Arrangement") or otherwise, would constitute a "parachute payment" as defined in Section 28OG of the Internal Revenue Code of 1986 (the "Code") or any successor provision thereto, such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for federal income tax purposes pursuant to Section 28OG of the Code (or any successor provision thereto). Dearborn in good faith shall determine the amount of any reduction to be made pursuant to this Section 5.2(f) and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 28OG or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which Dearborn would be entitled under this Agreement in the absence of this Section 5.2(f) to a greater extent than they would have been reduced if Section 28OG and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 5.2(f).

     5.3  DEFINITION OF CERTAIN ADDITIONAL TERMS.

     (a) As used herein, other than in Section 5(a) hereof, the term "person" shall mean an individual, partnership, corporation, estate, trust or other entity.

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     (b)  As used herein, the term "Disability" shall mean a medical condition
     (physical or non-physical) pursuant to which Dearborn cannot timely perform the material duties of his position with the Company (such determination to be based on Dearborn's qualifying for disability benefits under his long-term disability insurance policy with the Company).

     (c) As used herein, the term "Transition Period" shall mean the 2-year period commencing on the date of the earliest to occur of an Event described in Section 5.1(a), 5.1(b), 5.1(c) or 5.1(d) hereof (the "Commencement Date"), and ending on the second anniversary of the Commencement Date.

     6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Dearborn agrees that he will not use or disclose, or permit others to use or disclose (other than other employees or representatives of the Company), any trade secrets, confidential information, data or records relating to the business, techniques, operations and condition (financial or otherwise) of the Company which is not generally known or available through other lawful sources.

     7. PROPERTY RIGHTS. Subject to the last sentence in this Section, the Company shall acquire exclusive right, title, and interest to all inventions, discoveries, improvements, designs, ideas, know-how, technology and the like developed, conceived, or invented by Dearborn, in whole or in part, whether written or in some other form and whether or not patentable or eligible for protection under any copyright law. Without limiting the generality of the foregoing, Dearborn hereby assigns to the Company (i) all rights to any inventions, or to improvements, and all rights to apply for United States and/or foreign letters of patent granted upon such inventions; and (ii) any copyrights Dearborn may have in materials created by Dearborn or otherwise generated during the period in which Dearborn is performing services for the Company, and the Company shall have the sole right to apply for and obtain copyright protection for any materials for which such protection can be obtained and to obtain such copyright renewals. Despite any of the foregoing, nothing in this Section 7 shall apply to an invention for which no equipment, supplies, facility or trade secret information of the Company is used and which is developed entirely on Dearborn's own time, and (i) does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Dearborn for the Company.

     8. NON-COMPETE COVENANT. During the Employment Period and for a period of two years after the termination of employment for any reason, Dearborn shall not (i) directly or indirectly, whether as a principal, owner, agent or in any other capacity whatsoever, engage in the business of manufacturing, marketing or designing internal bank forms, negotiable documents and custom business forms anywhere within the United States, (ii) solicit for employment or employ any employee or independent contractor of the Company, or (iii) contact any present or contemplated customers of the Company regarding the business of the Company.

     9.   REMEDIES FOR BREACH; DISPUTE RESOLUTION.

     (a) REMEDIES FOR BREACH. Dearborn acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement and has had the opportunity to consult counsel regarding the negotiation and execution hereof. Dearborn further

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     acknowledges that money damages would not be a measurable or adequate remedy for Dearborn's breach of any of the covenants contained in this Agreement, and, accordingly, in addition to and without limiting any other remedy available to the Company in the event of such a breach, Dearborn agrees, notwithstanding the provisions of Section 9(b) hereof, to submit to the equitable jurisdiction of any court of competent personal and subject matter jurisdiction in connection with any action to enjoin the Dearborn from violating any such covenants.

     (b) PROCEDURE FOR ARBITRATION. Except as provided in Section 9(a) above, any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or any dispute arising from or related in any way to Dearborn's employment, including any statutory or tort claims, which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute, shall be settled by final and binding arbitration pursuant to the provisions of this Agreement and under the then applicable arbitration rules of the American Arbitration Association ("AAA"), unless such rules are inconsistent with the provisions of this Agreement. Any such arbitration shall be conducted by: (a) neutral arbitrator appointed by mutual agreement of the parties; or (b) failing such agreement, in accordance with said rules. An arbitrator's award may be enforced in any court of competent jurisdiction. Each party shall be permitted reasonable discovery, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration. The summary judgment procedure applicable in Hennepin County, Minnesota, District Court, shall be available and apply to any arbitration conducted pursuant to this Agreement. Subject to the provisions of Section 8(c) below, the arbitrator shall have the authority to award to the prevailing party any remedy or relief that a court of the State of Minnesota could order or grant, including costs and attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceeding shall be Minneapolis, Minnesota.

     (c)  RECOVERY OF LITIGATION COSTS.  Notwithstanding the provisions of
     Section 8(b) above, in the event that Dearborn is found to have breached any of the terms and conditions of this Agreement, Dearborn hereby agrees to pay all costs and expenses incurred by Northstar in enforcing the provisions of this Agreement found to have been breached by Dearborn, including Northstar's attorney's fees.

     10.  SUCCESSORS AND ASSIGNS.

     (a) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that Dearborn shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor.

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     (b)  The Company will require any successor (whether direct or indirect by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to Dearborn, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle Dearborn to compensation from the Company in the same amount and on the same terms as Dearborn would be entitled hereunder if Dearborn terminated his employment on account of a Constructive Involuntary Termination, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which is required to execute and deliver the agreement provided for in this Section 10(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     11. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and be enforceable by the Company, it's successors, assigns and affiliates.

     12. WAIVER. The failure of the Company to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach by Dearborn shall not constitute a waiver of that or any other provision of this Agreement. A waiver on any one occasion shall not be deemed to be a waiver for subsequent occasions.

     13. SURVIVAL AND SEVERABILITY. The terms and conditions of this Agreement shall survive the termination of Dearborn's employment with the Company to the full extent necessary for their enforcement and for the protection of the Company, it's successors, assigns and affiliates. If for any reason any portion of any provision of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible as if this Agreement had been executed with the invalid, void or unenforceable portion or provision eliminated. In the event that any provision of this Agreement relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become and thereafter be the maximum time periods and/or areas which such court deems reasonable and enforceable.

     14. PRIOR AGREEMENTS. This Agreement contains the entire agreement of the parties relating to the employment of Dearborn by the Company and the other matters discussed herein and supercedes all prior promises, contracts, agreements, and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, without limitation, the Existing Employment Agreement, which is hereby terminated and of no further force or effect) and the parties hereto have made no agreements,

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

representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

     15. WITHHOLDING TAXES. The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city, and other payroll, withholding, income, or other taxes arising from any compensation, benefits, or any other payments made pursuant to this Agreement, or any other contract, agreement, or understanding which relates, in whole or in part, to Dearborn's employment with the Company, are withheld or collected from Dearborn

     16. NOTICES. All notices, requests and demands given to or made pursuant hereto shall be in writing and shall be delivered or mailed to any such party at its address which:

     (a)  In the case of the Company shall be:

          Northstar Computer Forms, Inc.
          7130 Northland Circle North
          Brooklyn Park, MN  55428

     (b)  In the case of Dearborn shall be:

          1336 M Avenue
          Nevada, IA  50201

Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed to have been given on the registered date or that date stamped on the certified mail receipt.

     17. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Minnesota.














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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              NORTHSTAR COMPUTER FORMS, INC.



                              By
                                -----------------------------------------
                              Its
                                 ----------------------------------------





                              -------------------------------------------
                              Don Dearborn





























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